Exhibit 21.1

List of Subsidiaries of Capital Lease Funding, Inc (the “Company”)

Entity	State Of Incorporation Or Formation

Caplease, LP	Delaware
CLF OP General Partner LLC	Delaware
CLF Ridley Park LP	Delaware
CLF Ridley Park GP LLC	Delaware
CLF VA Ponce LLC	Delaware
CLF 1000 Milwaukee Avenue LLC	Delaware
CLF 555 N Daniels Way LLC	Delaware
CLF Bobs Randolph LLC	Delaware
KDC Busch Boulevard LLC	Delaware
Columbia Pike I, LLC	Delaware
CLF Parsippany LLC	Delaware
Caplease Credit LLC	Delaware
EVA LLC	Delaware
Caplease Investment Management LLC	Delaware
Caplease CDO 2005-1, Ltd.	Cayman Islands
Caplease CDO 2005-1 Corp.	Delaware
Caplease Services Corp.	Delaware

The Company is also the sole beneficiary of two Delaware business trusts:

WG-Investors Trust
CA Portsmouth Investment Trust